EXHIBIT 99.1

EveryWare Global, Inc. Announces Third Quarter and Year to Date September 30, 2013 Financial Results

Reports revenue growth of 6.7% in the third quarter versus the prior year
International segment revenue grew 79.9% in the third quarter versus the prior year
EBITDA increased 33.0% in the third quarter versus the prior year
Company to leverage efficiency improvements and redeploy capital for growth initiatives and potential acquisitions
Company revises Full Year 2013 Revenue and Adjusted EBITDA guidance to $445 - $455 million and $55 - $57 million, respectively, in light of weakened macro environment

Lancaster, OH - October 30, 2013 -- EveryWare Global, Inc. (“EveryWare” or the “Company”) (Nasdaq: EVRY), announced today financial results for the three and nine months ended September 30, 2013.

Led by the iconic Oneida and Anchor Hocking brands, EveryWare is the leading global marketer of tabletop and food preparation products for the consumer and foodservice markets.

Three months ended September 30, 2013 Financial Highlights:

•
Total revenue in the third quarter ended September 30, 2013 increased 6.7% to $110.3 million. Excluding currency fluctuation, total revenue increased by 6.9% for the third quarter ended September 30, 2013.

◦
International segment revenue in the third quarter ended September 30, 2013 increased 79.9% to $13.1 million versus the prior year period. Excluding currency fluctuation, international segment revenue increased by 83.5% for the third quarter of 2013.

•	EBITDA in the third quarter ended September 30, 2013 increased 33.0% to $8.0 million versus the prior year period.

•	Adjusted EBITDA in the third quarter ended September 30, 2013 decreased 1.6% to $9.0 million versus the prior year period.

•	Net loss for the third quarter ended September 30, 2013 totaled $(1.1) million.

•	The Company reached a three-year collective bargaining agreement for its Lancaster plant.

•	The company is redeploying capital originally planned for a 2013-14 furnace rebuild to further bolster growth initiatives, enter new markets and pursue accretive acquisitions.

Year to Date September 30, 2013 Financial Highlights:

•
Total revenue in the nine months ended September 30, 2013 increased 4.2% to $310.5 million versus the prior year period. Excluding currency fluctuation, total revenue increased by 4.3% for the nine months ended September 30, 2013.

◦
International segment revenue in the nine months ended September 30, 2013 increased 32.8% to $31.1 million versus the prior year period. Excluding currency fluctuation, international segment revenue increased by 35.2% for the nine months ended September 30, 2013.

•	EBITDA for the nine months ended September 30, 2013 increased 32.1% to $30.9 million versus the prior year period.

•	Adjusted EBITDA for the nine months ended September 30, 2013 increased 1.8% to $36.5 million versus the prior year period.

•	Net loss for the nine months ended September 30, 2013 totaled $(3.1) million.

John Sheppard, EveryWare’s CEO stated: “During the third quarter we continued delivering top line revenue growth in the face of a challenging business environment. We were able to do this by securing new key customer wins in underserved channels within our consumer segment, building our international and specialty segments, and continuing to identify significant cross-selling opportunities in our foodservice segment. I’m also very excited about the strong growth in our international segment given the significant potential we have for leveraging our brand values globally.”

Sheppard added, “We also identified meaningful efficiency enhancements within our glass manufacturing operation allowing us to free up capital to further invest in both accretive organic growth and acquisition opportunities.”

Financial Results for the Three Months Ended September 30, 2013
Total revenue for the third quarter of 2013 increased $6.9 million, or 6.7%, from $103.4 million in the third quarter of 2012 to $110.3 million in the third quarter of 2013 (excluding currency fluctuation, the revenue increase is 6.9%). The increase in third quarter revenue is primarily attributable to strong growth in the Company’s international, consumer and specialty segments.

Total operating expenses for the third quarter of 2013 decreased $0.2 million, or 1.0%, from $20.7 million for the third quarter of 2012 to $20.5 million for the third quarter of 2013. The moderate reduction in operating expenses is due primarily to synergies and cost savings generated since the merger of Oneida and Anchor Hocking as well as lower sponsor expenses, professional fees and employee costs. Partially offsetting the decline was higher SG&A costs at the recently acquired business in the UK as the initial integration focus has been on driving volume and improving the supply chain.

The company also worked closely with its labor partners to agree on the terms of a new collective bargaining agreement at its Lancaster plant. Combined with its recently signed labor agreement in Monaca, the newly signed agreement provides the Company with a favorable cost basis and a sound operational structure for the next several years.

EBITDA for the third quarter of 2013 increased 33.0% to $8.0 million, up from $6.0 million in the third quarter of 2012. The increase in EBITDA for the three months ended September 30, 2013 was primarily driven by higher revenues and lower operating expenses in the quarter. For a reconciliation of EBITDA to net income, see the financial data at the end of this release. The Company also has decided to reposition capacity on two of its three furnaces at its Lancaster plant and has determined that it can forgo rebuilding one of its furnaces. The Company believes this action will free up additional cash, enable it to focus on higher margin products, and allow the Company to use the incremental capital to reinvest in growth, enter new markets and pursue accretive acquisitions.

Adjusted EBITDA for the third quarter of 2013 decreased 1.6% to $9.0 million, down from $9.1 million in the third quarter of 2012. The decline in Adjusted EBITDA is primarily attributable to lower margins driven by a mix shift in the Company’s consumer and foodservice segments and higher SG&A costs at the Company’s recently acquired UK business, as described above.

Net loss totaled $(1.1) million for the third quarter of 2013, compared to net loss of $(1.5) million for the third quarter of 2012. After adjusting for the impact of certain one-time non-operational items related to the Company’s going public process in May 2013 and a one -time gain related to the purchase accounting of the UK acquisition, third quarter 2013 adjusted net income would have been $(1.2) million and EPS would have been ($0.06) per share.

For purposes of computing EPS for the third quarter of 2013, common shares of 19.8 million, representing the weighted average share count for the third quarter, were used. Actual common shares outstanding as of September 30, 2013 were 20.5 million.

Financial Results for Year to Date September 30, 2013
Total revenue for the nine months ended September 30, 2013 increased $12.4 million, or 4.2%, from $298.1 million for the nine months ended September 30, 2012 to $310.5 million for the nine months ended September 30, 2013 (excluding currency fluctuation, the revenue increase is 4.3%). The increase for the nine months ended September 30, 2013 was primarily driven by strong growth in the Company’s international and specialty segments.

Total operating expenses for the nine months ended September 30, 2013 decreased $4.9 million, or 7.7%, from $64.1 million for the nine months ended September 30, 2012 to $59.2 million for the nine months ended September 30, 2013. The decline in operating expenses is primarily due to synergies and cost savings generated since the merger of Oneida and Anchor Hocking.

EBITDA for the nine months ended September 30, 2013 increased 32.1% to $30.9 million, up from $23.4 million for the nine months ended September 30, 2012. The increase in EBITDA for the nine months ended September 30, 2013 was primarily the result of increased revenues in the Company’s international and specialty segments and reduced operating costs.

Adjusted EBITDA for the nine months ended September 30, 2013 increased $0.7 million to $36.5 million, up from $35.8 million for the nine months ended September 30, 2012. The increase in Adjusted EBITDA for the nine months ended September 30, 2013 is primarily attributable to revenue growth and lower operating expenses in the first nine months of 2013, partially offset by the mix shift discussed above and higher SG&A costs at the Company’s recently acquired UK business.

Net loss totaled $(3.1) million for the nine months ended September 30, 2013 compared to a net loss of $(5.1) million for the nine months ended September 30, 2012. After adjusting for the impact of certain one-time non-operational items related to the Company’s going public process in May 2013 and a one -time gain related to the purchase accounting of the UK acquisition, adjusted net income would have been $3.9 million for the nine months ended September 30, 2013 and EPS would have been $0.25 per share.

Secondary Share Sale
The Company announced during September 2013 that certain of its stockholders performed a secondary offering of approximately 1,937,000 shares of its common stock at a price to the public of $11.50 per share. The share sale should enable a broader shareholder base.

Company Outlook:
The Company anticipates continued sales growth for full year 2013, but due to the weakened macroeconomic environment, management believes it is prudent to revise its full year 2013 guidance.

($ in Millions)	Actual Full year 2012 Results	Updated Full Year 2013 Financial Guidance	Implied Year Over Year % Change
Revenue	$421.7	$445 - $455	5.5% - 7.9%
Adjusted EBITDA	$49.5	$55 - $57	11.1% - 15.2%

Conference Call:
EveryWare will host a conference call to discuss its third quarter and year to date ended September 30, 2013 on Wednesday, October 30, 2013 at 10:00 a.m. ET.

Participating on the call will be EveryWare’s Chief Executive Officer, John Sheppard, and Chief Financial Officer, Bernard Peters.

To access the call please dial (877) 312-5520 from the United States, or (707) 287-9318 from outside the U.S. The conference call I.D. number is 83472300. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through November 13, 2013 by dialing (855) 859-2056 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 83472300.

This call will also be available as a live webcast which can be accessed at EveryWare’s Investor Relations Website at http://investors.everywareglobal.com/.

About EveryWare
EveryWare (Nasdaq: EVRY) is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets, with operations in the United States, Canada, Mexico, Latin America, Europe and Asia. Its global platform allows it to market and distribute internationally its total portfolio of products, including bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products, all under a broad collection of widely-recognized brands. Driven by devotion to design, EveryWare is recognized for providing quality tabletop and kitchen solutions through its consumer, foodservice, specialty and international channels. EveryWare was formed through the merger of Anchor Hocking, LLC and Oneida Ltd. in March of 2012. Additional information can be found on EveryWare’s Investor Relations Website: http://investors.everywareglobal.com/

FORWARD LOOKING STATEMENTS
The Company makes forward-looking statements in this Earnings Release. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	the future financial performance of the Company;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a description of the factors that may impact our actual results or performance, see the Prospectus dated May 10, 2013 filed with the Securities and Exchange Commission.

Contacts:

Josh Hochberg
Sloane & Company
(212) 446-1892
jhochberg@sloanepr.com

Erica Bartsch
Sloane & Company
(212) 446-1875
ebartsch@sloanepr.com

Note to financial results:

On May 21, 2013, EveryWare Global, Inc. consummated a business combination with ROI Acquisition Corp. in which EveryWare Global, Inc. became a wholly-owned subsidiary of ROI Acquisition Corp. In connection with the closing of the Business Combination, ROI Acquisition Corp. changed its name from ROI Acquisition Corp. to EveryWare Global, Inc. EveryWare is considered to be the acquirer for accounting purposes because it obtained control of ROI Acquisition Corp. Accordingly, the business combination does not constitute the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standard Codification 805, “Business Combinations,” or ASC 805. As a result, the assets and liabilities of EveryWare Global, Inc. and ROI Acquisition Corp. are carried at historical cost and there is no step-up in basis or any intangible assets or goodwill as a result of the business combination.

EveryWare Global, Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$108,652	$101,602	$305,619	$292,958
License fees	1,664	1,767	4,886	5,172
Total revenue	110,316	103,369	310,505	298,130
Total COGS	87,589	80,604	233,800	219,914
Gross profit	22,727	22,765	76,705	78,216
Distribution, selling and administrative expenses	20,052	20,466	58,911	63,759
Restructuring	410	257	290	257
(Gain) loss on disposal of assets	—	(49)	(4)	111
Total operating expenses	20,462	20,674	59,197	64,127
Income from operations	2,265	2,091	17,508	14,089
Other (income) expense, net	(315)	(403)	(99)	1,205
Gain on bargain purchase	(1,150)	—	(1,150)	—
Interest expense	5,498	4,491	22,286	17,905
Loss before income taxes	(1,768)	(1,997)	(3,529)	(5,021)
Income tax (benefit) expense	(661)	(518)	(420)	77
Net loss	$(1,107)	$(1,479)	$(3,109)	$(5,098)

Net loss per share:
Basic	$(0.06)	$(0.12)	$(0.20)	$(0.42)
Diluted	$(0.06)	$(0.12)	$(0.20)	$(0.42)

Weighted average shares:
Outstanding	19,760	12,190	15,591	12,190
Diluted	19,760	12,190	15,591	12,190

Segment Results:

(Numbers are in 000's, unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales
Consumer	$39,551	$38,401	$104,616	$103,139
Foodservice	30,697	31,241	95,774	95,535
Specialty	25,336	24,697	74,163	70,896
International	13,068	7,263	31,066	23,388
Total segment net sales	108,652	101,602	305,619	292,958
License fees	1,664	1,767	4,886	5,172
Total revenues	$110,316	$103,369	$310,505	$298,130

EveryWare Global, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	September 30,	December 31,
	2013	2012
	(unaudited)	(audited)
ASSETS
Current assets:
Cash	$1,384	$2,672
Trade accounts receivable, net	58,236	50,382
Other accounts and notes receivable	5,804	3,480
Inventories, net	142,171	107,979
Assets held for sale	2,324	2,324
Income taxes receivable	561	795
Other current assets	7,382	4,738
Deferred tax asset	6,103	6,689
Total current assets	223,965	179,059
Property, plant and equipment, net	49,728	49,336
Goodwill	8,559	8,559
Other intangible assets	49,865	52,500
Deferred tax asset	15,955	15,890
Other assets	8,577	7,230
Total assets	$356,649	$312,574

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,488	$1,248
Accounts payable	46,580	36,319
Accrued liabilities	28,036	31,129
Income taxes payable	18	113
Accrued pension	1,824	1,823
Current portion of long-term debt	3,040	10,774
Other current liabilities	527	2,083
Total current liabilities	81,513	83,489
Revolver	34,100	35,175
Long-term debt	247,477	135,892
Accrued postretirement liability	909	921
Accrued pension liability	8,172	8,597
Income taxes payable	555	871
Deferred income taxes	8,635	8,635
Deferred gain-sale/leaseback	15,776	16,617
Other liabilities	13,389	13,684
Total liabilities	410,526	303,881
Stockholders' equity:
Common stock	2	748
Additional paid-in capital	67	22,444
Retained deficit	(49,456)	(9,001)
Accumulated other comprehensive loss	(4,490)	(5,498)
Total stockholders' equity	(53,877)	8,693
Total liabilities and stockholders' equity	$356,649	$312,574

EBITDA Reconciliation:

In accordance with the SEC's Regulation G, the financial tables included herein provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. EveryWare believes EBITDA, Adjusted EBITDA and net income and EPS adjusted to exclude costs related to the ROI Acquisition Corp. merger and our exchange listing process provide supplemental non-GAAP financial information that is useful to investors in understanding EveryWare’s core business and trends. In addition, EBITDA and Adjusted EBITDA are the basis on which EveryWare’s management assesses performance. Although EveryWare believes that the non-GAAP financial measures presented enhance investors' understanding of EveryWare’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

EveryWare Global, Inc.
Summary of financial results
For the three and nine months ended September 30, 2013

	Three Months Ended September 30,
	2013	2012
Historical EBITDA reconciliation:

Net loss	$(1,107)	$(1,479)
Interest expense, net	5,498	4,491
Income taxes	(661)	(518)
Depreciation	3,189	2,413
Amortization	1,034	1,076
EBITDA	7,953	5,983

Restructuring (a)	396	1,987
Acquisition / merger-related transaction fees (b)	54	161
Inventory writedown (c)	643	313
Management fees (d)	36	672
Other (e)	(102)	9
Adjusted EBITDA (f)	8,980	9,125

EBITDA is defined as net income (loss) before interest, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus restructuring expenses, certain acquisition/merger-related transaction fees, inventory adjustments, management fees and reimbursed expenses paid to our equity sponsor and certain other adjustments described below that management believes are not representative of its core operating performance.

(a)
Includes restructuring expenses and various professional and consulting services in connection with the identification and implementation of synergies and cost improvements, including severance costs, and the gain on bargain purchase associated with the UK acquisition.

(b)	For 2013, includes expenses related to the business combination transaction with ROI. For 2012, includes transaction fees and expenses related to the Anchor Merger in March of 2012.
(c)	Represents adjustments for FIFO inventory valuations, lower-of-cost-or-market valuations and the increase (decrease) in the obsolete inventory reserve, which is a component of cost of sales.
(d)	Represents management fees and reimbursed expenses paid to Monomoy for management services.
(e)	Primarily represents foreign exchange gains and losses and non-cash compensation expense in both periods.
(f)	Excludes pro forma adjustments presented in the Proxy Statement filed by ROI Acquisition Corp. with the SEC on April 29, 2013.

	Nine Months Ended September 30,
	2013	2012
Historical EBITDA reconciliation:

Net loss	$(3,109)	$(5,098)
Interest expense, net	22,286	17,905
Income taxes	(420)	77
Depreciation	9,021	7,248
Amortization	3,072	3,226
EBITDA	30,850	23,358

Restructuring (a)	1,566	5,201
Acquisition / merger-related transaction fees (b)	875	3,269
Inventory writedown (c)	1,301	1,637
Management fees (d)	1,175	2,066
Other (e)	689	269
Adjusted EBITDA (f)	36,456	35,800

EBITDA is defined as net income (loss) before interest, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus restructuring expenses, certain acquisition/merger-related transaction fees, inventory adjustments, management fees and reimbursed expenses paid to our equity sponsor and certain other adjustments described below that management believes are not representative of its core operating performance.

(a)
Includes restructuring expenses and various professional and consulting services in connection with the identification and implementation of synergies and cost improvements, including severance costs, and the gain on bargain purchase associated with the UK acquisition.

(b)
For 2013, includes expenses related to the business combination transaction with ROI, including employee bonuses. For 2012, includes employee bonuses related to the Oneida Merger in November of 2011, transaction fees and expenses related to the Anchor Merger in March of 2012 and the prepayment expenses related to Anchor's state debt.

(c)	Represents adjustments for FIFO inventory valuations, lower-of-cost-or-market valuations and the increase (decrease) in the obsolete inventory reserve, which is a component of cost of sales.
(d)	Represents management fees and reimbursed expenses paid to Monomoy for management services.
(e)	Represents foreign exchange gains and losses and non-cash compensation expense for 2013, and a loss on the sale of land for 2012.
(f)	Excludes pro forma adjustments presented in the Proxy Statement filed by ROI Acquisition Corp. with the SEC on April 29, 2013.

Adjusted Net Income Reconciliation:

	Nine Months Ended September 30,
	2013	2012
Adjusted Net Income reconciliation:

Net Loss	$(3,109)	$(5,098)
Investor and restructuring expenses	4,169	5,416
Deferred financing fees written off due to refinancing	6,488	—
Call premium	1,346	—
GAAP restructuring	410	—
Gain on bargain purchase	(1,150)	—
Early repayment penalty	—	1,988
	11,263	7,404
Tax effect	(4,216)	(2,591)
	7,047	4,813
Adjusted Net Income (Loss)	$3,938	$(285)